LIST OF PENDING, THREATENED OR SETTLED LITIGATION

The Steward Funds have been named as defendants and as putative members of a proposed defendant class in Kirschner v. FitzSimons (In re Tribune Co.), No. 12-2652 (S.D.N.Y.) (the "FitzSimons action") and Deutsche Bank Trust Co. Americas v. Employees Retirement Fund of the City of Dallas, Texas, No. 11-9568 (S.D.N.Y.) (the "Deutsche Bank action") as a result of the sale by Steward Large Cap Enhanced Index Fund (then known as Steward Domestic All-Cap Equity Fund) and Steward Multi-Manager Equity Fund (a fund that is no longer in existence) of their shares in the Tribune Company ("Tribune") in a 2007 leveraged buyout transaction ("LBO") by which Tribune converted to a privately-held company. Both lawsuits have been consolidated with the majority of the other Tribune-related lawsuits in the multidistrict litigation proceeding In re Tribune Co. Fraudulent Conveyance Litig., No. 11-2296 (S.D.N.Y.) (the "MDL Proceeding"). None of these lawsuits alleges any wrongdoing on the part of the Steward Funds. On September 23, 2013, the Court granted the defendants' motion to dismiss the Deutsche Bank action on the basis that the plaintiffs lacked standing. Both sides are appealing the decision to the U.S. Court of Appeals for the Second Circuit. The appeals have been fully briefed, although a date has not been set for argument in the Second Circuit. On February 25, 2014, the District Court issued a "Phase Two Motion Protocol" in the FitzSimons action that directed the liaison counsel for the shareholder defendants to file a global motion to dismiss, i.e., a motion that applies to the claim against all shareholder defendants, with respect to the plaintiff's claim brought against former Tribune shareholders for intentional fraudulent conveyance under U.S. federal law. On May 23, 2014, the defendants filed motions to dismiss the Fifth Amended Complaint in the FitzSimons action. That motion remains pending. At this state of the proceedings, the Steward Funds are not able to make a reliable prediction as to these lawsuits or the effect, if any, on the net asset value of the Funds.

Capstone Asset Management Company has been named as a defendant in Weisfelner, as Trustee of the LB Creditor Trust v. Fund 1 (In re Lyondell Co.), Adversary Proceeding No. 10-4609 (Bankr. S.D.N.Y.) (the "Creditor Trust action"), and has responded to a subpoena issued in Weisfelner, as Trustee of the LB Litigation Trust v.A. Holmes and H. Holmes TTEE (In re Lyondell Co.), Adversary Proceeding No. 10-5525 (S.D.N.Y.) (the "Litigation Trust action").
A third action, entitled Weisfelner, as Trustee of the LB Creditor Trust v. Reichman, Adversary Proceeding No. 12-1570 (Bankr. S.D.N.Y.) (the "Reichman action"), arises out of the same facts and circumstances alleged in the other two actions. All three cases relate to the 2008 bankruptcy of Lyondell Chemical Company ("Lyondell"), shares of which were sold by Steward Large
Cap Enhanced Index Fund pursuant to the cash out merger of Lyondell shareholders in connection with the combination of Lyondell and Basell AF in 2007. On January 14, 2014, the Court granted in part and denied in part the defendants' motion to dismiss the Creditor Trust action. In particular, the Court dismissed all defendants who were conduits for the proceeds from the merger transaction, and also ruled that the plaintiff could not bring any claims on behalf of certain entities who had ratified the merger transaction. The Court also dismissed without prejudice the plaintiff's claims for intentional fraudulent transfer against the remaining defendants, and gave the Credit Trustee leave to replead these claims. Finally, the Court denied the motion to dismiss with respect to the plaintiff's claims for constructive fraudulent transfer against the remaining defendants. On April 7, 2014, the plaintiff filed a Third Amended Complaint in the Creditor Trust action, a Second Amended Complaint in the Litigation Trust action, and an Amended Complaint in the Reichman action. Like prior versions of the complaints, the amended complaints allege claims for fraudulent transfer against the former Lyondell shareholders. In May 2014, the plaintiff in the Litigation Trust Action filed a motion to certify a defendant class. The Court held a status conference on May 29, 2014, and set forth a schedule for motions to dismiss and motion for class certification. None of these lawsuits alleges any wrongdoing on the part of Steward Large Cap Enhanced Index Fund. At this state of the proceedings, Steward Large Cap Enhanced Index Fund is not able to make a reliable prediction as to the outcome of these lawsuits or the effect, if any, on the Fund's net asset value.